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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BindView Development Corporation for the registration of 1,154,690 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 1999, except as to Note 14, which is as of March 1, 1999, with respect to the consolidated financial statements of Netect Ltd. included in the Current Report (Form 8-K) of BindView Development Corporation filed with the Securities and Exchange Commission.


/s/ KOST, FORER AND GABBAY
A Member of Ernst & Young International
Tel-Aviv, Israel
July 30, 1999